REPRESENTATIONS AND WARRANTIES AGREEMENT

REGARDING EXISTING DEBT

DOCUMENT RW-10052016-ED

This Representations & Warranties Agreement, dated October 7, 2016 (this “Agreement”), is by and between Car Charging Group, Inc., a Nevada corporation (the “Issuer”) and JMJ Financial (the “Investor”) (referred to collectively herein as the “Parties”)

WHEREAS, the Issuer and the Investor are entering into a Securities Purchase Agreement Document SPA-10052016 (the “SPA”) dated as of October 7, 2016, pursuant to which the Issuer will issue to the Investor, and the Investor will purchase from the Issuer, a $3,725,000 Promissory Note (the “Note”), a Warrant, and Origination Shares. All capitalized terms not otherwise defined herein shall have the meanings given such terms in the SPA.

NOW, THEREFORE, as an inducement to the Investor agreeing to pay the Issuer the Purchase Price on the Effective Date of the SPA, the Issuer agrees, represents, and warrants to the Investor as follows:

1.       The Issuer shall obtain by December 15, 2016 fully executed agreements with holders owning at least $7,000,000 of the outstanding liabilities as reflected on the Issuer’s balance sheet as of June 30, 2016, providing for those holders to convert their liabilities into shares of Series C Preferred Stock or common stock of the Issuer at or prior to the time of the closing of the Public Offering (the “Converted Liabilities”).

2.       The Issuer’s Series C Preferred Stock is a straight equity security and carries no liability whatsoever for purposes of meeting the Nasdaq and NYSE listing minimum net equity requirements.

3.       The Issuer shall obtain by December 15, 2016 fully executed agreements with all holders of the Issuer’s Variable Securities either (i) providing for those holders to convert their Variable Securities into shares of common stock of the Issuer at the time of the closing of the Public Offering (the “Variable Liabilities”) or (ii) causing the Variable Securities, if any, to be amended, such that following such amendment the securities at issue are no longer Variable Securities; provided, however, that for the avoidance of doubt, any such amendment shall be deemed an issuance of a Common Stock Equivalent for purposes of the Note, the SPA and the Warrant.. A Variable Security is any security issued by the Issuer that (i) has or may have conversion rights of any kind, contingent, conditional or otherwise in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the common stock; (ii) is or may become convertible into common stock (including without limitation convertible debt, warrants or convertible preferred stock), with a conversion or exercise price that varies with the market price of the common stock, even if such security only becomes convertible or exercisable following an event of default, the passage of time, or another trigger event or condition; or (iii) was issued or may be issued in the future in exchange for or in connection with any contract, security, or instrument, whether convertible or not, where the number of shares of common stock issued or to be issued is based upon or related in any way to the market price of the common stock, including, but not limited to, common stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange.

4.       Effective upon the Issuer’s converting the Converted Liabilities and the Variable Liabilities, the Issuer will have no outstanding Variable Security other than securities issued to the Investor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 7th day of October, 2016.

ISSUER:

Car Charging Group, Inc.

By:
Michael J. Calise
Chief Executive Officer

INVESTOR:

JMJ Financial / Its Principal